Exhibit 99.2

                               PRESS RELEASE
                      SEABOARD CORPORATION ANNOUNCES
                          DEPARTURE OF A DIRECTOR

                                                              March 5, 2007
                                                    Shawnee Mission, Kansas

Seaboard Corporation (AMEX: SEB) today announced that H. Harry Bresky will not stand for re-election at the Annual Meeting of the Stockholders to be held on Monday, April 23, 2007. Additional information is in the Letter to Stockholders included in Seaboard's Annual Report to Shareholders.

Seaboard Corporation is a diversified international agribusiness and transportation company. In the United States, Seaboard is primarily engaged in pork production and processing, and ocean transportation. Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation.

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